For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	April 17, 2024
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2024 FIRST QUARTER RESULTS AND
DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the first quarter of 2024. For the quarter, the Company reported net income of $9.2 million, or $1.14 per diluted common share (“diluted EPS”), down $186,000 from $9.4 million, or $1.17 diluted EPS, for the fourth quarter of 2023.

“Home Bank began 2024 with results similar to those in 2023. We had a solid 6% annualized loan growth rate and 8% annualized deposit growth rate for the quarter. While NIM decreased during the quarter, the pace of reduction has slowed as loans continue to reprice higher,” said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “While Houston continues to lead the majority of loan growth, most of our legacy franchise continues to show positive momentum. Deposits grew with the majority of the growth in customer CD’s and Money Markets. Home Bank’s talented, relationship-based bankers continue to attract new clients in all markets.”

First Quarter 2024 Highlights

~~•~~Loans totaled $2.6 billion at March 31, 2024, up $40.1 million, or 1.6% (6% on an annualized basis), from December 31, 2023.

~~•~~Deposits totaled $2.7 billion at March 31, 2024, up $52.0 million, or 2% (8% on an annualized basis), from December 31, 2023.

•Net interest income totaled $28.9 million, down $381,000, or 1% from the prior quarter.

•The net interest margin ("NIM") was 3.64% in the first quarter of 2024 compared to 3.69% in the fourth quarter of 2023.

•Nonperforming assets totaled $22.0 million, or 0.65% of total assets compared to $10.4 million, or 0.31% of total assets, at December 31, 2023. This increase in nonperforming assets is primarily due to two loan relationships which were classified as nonperforming in the first quarter of 2024, for which management does not anticipate any loss.

Loans

Loans totaled $2.6 billion at March 31, 2024, up $40.1 million, or 2%, from December 31, 2023. The following table summarizes the changes in the Company’s loan portfolio, net of unearned income, from December 31, 2023 through March 31, 2024.

(dollars in thousands)	3/31/2024	12/31/2023	Increase (Decrease)
Real estate loans:
One- to four-family first mortgage	$436,659	$433,401	$3,258	1%
Home equity loans and lines	70,377	68,977	1,400	2
Commercial real estate	1,221,573	1,192,691	28,882	2
Construction and land	334,324	340,724	(6,400)	(2)
Multi-family residential	118,748	107,263	11,485	11
Total real estate loans	2,181,681	2,143,056	38,625	2
Other loans:
Commercial and industrial	407,730	405,659	2,071	1
Consumer	32,279	32,923	(644)	(2)
Total other loans	440,009	438,582	1,427	—
Total loans	$2,621,690	$2,581,638	$40,052	2%

The average loan yield was 6.18% for the first quarter of 2024, up 10 basis points, from the fourth quarter of 2023. Loan growth during the first quarter of 2024 was primarily in commercial real estate and multi-family residential loans. Loans grew in the first quarter of 2024 across most of our markets with approximately 77% of the growth attributable to the Houston market.

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) totaled $22.0 million, or 0.65% of total assets, at March 31, 2024, up $11.6 million, or 111%, from $10.4 million, or 0.31% of total assets, at December 31, 2023. The increase in NPAs during the first quarter of 2024 was primarily due to two loan relationships which were classified nonperforming, for which management does not anticipate any losses. Management expects one of the relationships over 90 days past due to be brought current or paid down significantly before the end of April 2024. During the first quarter of 2024, the Company recorded net loan charge-offs of $217,000, compared to net loan charge-offs of $250,000 during the fourth quarter of 2023.

The Company provisioned $141,000 to the allowance for loan losses in the first quarter of 2024. At March 31, 2024, the allowance for loan losses totaled $31.5 million, or 1.20% of total loans, compared to $31.5 million, or 1.22% of total loans, at December 31, 2023. Provisions to the allowance for loan losses are based upon, among other factors, our estimation of current expected losses in our loan portfolio, which we evaluate on a quarterly basis. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, borrower specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following tables present the Company’s loan portfolio by credit quality classification as of March 31, 2024 and December 31, 2023.

	March 31, 2024
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$429,488	$865	$6,306	$436,659
Home equity loans and lines	70,136	—	241	70,377
Commercial real estate	1,204,466	—	17,107	1,221,573
Construction and land	322,792	6,565	4,967	334,324
Multi-family residential	114,315	—	4,433	118,748
Commercial and industrial	404,786	1,148	1,796	407,730
Consumer	32,001	—	278	32,279
Total	$2,577,984	$8,578	$35,128	$2,621,690

	December 31, 2023
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$429,964	$868	$2,569	$433,401
Home equity loans and lines	68,770	—	207	68,977
Commercial real estate	1,178,060	—	14,631	1,192,691
Construction and land	329,622	5,874	5,228	340,724
Multi-family residential	103,760	—	3,503	107,263
Commercial and industrial	402,732	1,186	1,741	405,659
Consumer	32,634	—	289	32,923
Total	$2,545,542	$7,928	$28,168	$2,581,638

Investment Securities

The Company's investment securities portfolio totaled $422.9 million at March 31, 2024, a decrease of $12.1 million, or 3%, from December 31, 2023. At March 31, 2024, the Company had a net unrealized loss position on its investment securities of $46.6 million, compared to a net unrealized loss of $43.4 million at December 31, 2023. The Company’s investment securities portfolio had an effective duration of 4.2 years at March 31, 2024 and December 31, 2023.

The following table summarizes the composition of the Company's investment securities portfolio at March 31, 2024.

(dollars in thousands)	Amortized Cost	Fair Value
Available for sale:
U.S. agency mortgage-backed	$307,558	$274,686
Collateralized mortgage obligations	81,218	77,277
Municipal bonds	53,784	46,096
U.S. government agency	18,862	17,618
Corporate bonds	6,982	6,136
Total available for sale	$468,404	$421,813
Held to maturity:
Municipal bonds	$1,065	$1,062
Total held to maturity	$1,065	$1,062

Approximately 64% of the investment securities portfolio was pledged as of March 31, 2024 to secure public deposits and borrowings with the Federal Reserve Bank Term Funding Program ("BTFP"). As of March 31, 2024 and December 31, 2023, the Company had $135.5 million and $127.2 million, respectively, of securities pledged to secure public deposits and $135.0 million and none, respectively, pledged to the BTFP borrowings.

Deposits

Total deposits were $2.7 billion at March 31, 2024, up $52.0 million, or 2%, from December 31, 2023. Non-maturity deposits decreased $1.2 million, or less than 1% during the first quarter of 2024 to $2.0 billion. The following table summarizes the changes in the Company’s deposits from December 31, 2023 to March 31, 2024.

(dollars in thousands)	3/31/2024	12/31/2023	Increase (Decrease)
Demand deposits	$742,177	$744,424	$(2,247)	—%
Savings	228,047	231,624	(3,577)	(2)
Money market	423,521	408,024	15,497	4
NOW	630,962	641,818	(10,856)	(2)
Certificates of deposit	697,871	644,734	53,137	8
Total deposits	$2,722,578	$2,670,624	$51,954	2%

The average rate on interest-bearing deposits increased 28 basis points from 2.24% for the fourth quarter of 2023 to 2.52% for the first quarter of 2024. At March 31, 2024, certificates of deposit maturing within the next 12 months totaled $640.2 million.

We obtain most of our deposits from individuals, small businesses and public funds in our market areas. The following table presents our deposits per customer type for the periods indicated.

	March 31, 2024	December 31, 2023
Individuals	54%	53%
Small businesses	36	38
Public funds	8	7
Broker	2	2
Total	100%	100%

The total amounts of our uninsured deposits (deposits in excess of $250,000, as calculated in accordance with FDIC regulations) were $781.9 million at March 31, 2024 and $748.6 million at December 31, 2023. Public funds in excess of the FDIC insurance limits are fully collateralized.

Net Interest Income

The net interest margin ("NIM") decreased 5 basis points from 3.69% for the fourth quarter of 2023 to 3.64% for the first quarter of 2024 primarily due to an increase in the average cost of interest-bearing deposits, which was partially offset by an increase in the average yield on interest-earning assets. The average cost of interest-bearing deposits increased by 28 basis points and the cost of deposits increased by $1.6 million, or 15%, in the first quarter of 2024 compared to the fourth quarter of 2023. The increase in deposit costs reflects the rise in market rates of interest as well as a migration to interest-bearing deposits from non-interest bearing deposits.

The average loan yield was 6.18% for the first quarter of 2024, up 10 basis points from the fourth quarter of 2023, primarily reflecting increased rates on variable rate loans coupled with new loan originations at higher market rates during the period.

Average other interest-earning assets were $57.1 million for the first quarter of 2024, down $420,000, or 1%, from the fourth quarter of 2023 primarily due to a reallocation of certain other interest-earning assets.

Loan accretion income from acquired loans totaled $525,000 for the first quarter of 2024, down $58,000, or 10%, from the fourth quarter of 2023.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	Quarter Ended
	3/31/2024			12/31/2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$2,602,941	$40,567	6.18%	$2,572,400	$39,820	6.08%
Investment securities (TE)	472,578	2,788	2.38	481,322	2,837	2.37
Other interest-earning assets	57,103	771	5.43	57,523	742	5.12
Total interest-earning assets	$3,132,622	$44,126	5.60%	$3,111,245	$43,399	5.49%
Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,269,293	$4,800	1.52%	$1,273,550	$4,561	1.42%
Certificates of deposit	668,353	7,332	4.41	591,205	5,975	4.01
Total interest-bearing deposits	1,937,646	12,132	2.52	1,864,755	10,536	2.24
Other borrowings	125,979	1,486	4.74	5,539	53	3.80
Subordinated debt	54,268	845	6.22	54,214	844	6.23
FHLB advances	71,704	762	4.23	212,412	2,684	4.96
Total interest-bearing liabilities	$2,189,597	$15,225	2.79%	$2,136,920	$14,117	2.62%
Noninterest-bearing deposits	$743,262			$777,184
Net interest spread (TE)			2.81%			2.87%
Net interest margin (TE)			3.64%			3.69%

Noninterest Income

Noninterest income for the first quarter of 2024 totaled $3.5 million, up $71,000, or 2%, from the fourth quarter of 2023. The increase was related primarily to other income (up $70,000), gain on sale of loans (up $41,000) and service fees and charges (up $19,000), which were partially offset by bank card fees (down $71,000) for the first quarter of 2024 compared to the fourth quarter of 2023.

Noninterest Expense

Noninterest expense for the first quarter of 2024 totaled $20.9 million, up $264,000, or 1%, from the fourth quarter of 2023. The increase was primarily related to compensation and benefits expense (up $769,000) and franchise and shares tax (up $357,000), which were partially offset by other noninterest expense (down $405,000), marketing and advertising expense (down $293,000) and the absence of provision for credit losses on unfunded commitments (down $140,000) during the first quarter of 2024.

Capital and Liquidity

At March 31, 2024, shareholders’ equity totaled $372.3 million, up $4.8 million, or 1%, compared to $367.4 million at December 31, 2023. The increase was primarily due to the the Company’s earnings of $9.2 million during the first quarter of 2024, partially offset by increases in accumulated other comprehensive loss on available for sale investment securities, shareholder dividends and repurchases of shares of the Company's common stock. The market value of the Company's available for sale securities at March 31, 2024 decreased $3.2 million, or 7%, during the first quarter of 2024. Preliminary Tier 1 leverage capital and total risk-based capital ratios were 11.19% and 14.39%, respectively, at March 31, 2024, compared to 10.98% and 14.23%, respectively, at December 31, 2023.

The following table summarizes the Company's primary and secondary sources of liquidity which were available at March 31, 2024.

(dollars in thousands)	March 31, 2024
Cash and cash equivalents	$90,475
Unencumbered investment securities, amortized cost	86,091
FHLB advance availability	1,107,888
Amounts available from unsecured lines of credit	55,000
Federal Reserve discount window availability	500
Total primary and secondary sources of available liquidity	$1,339,954

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.25 per share payable on May 10, 2024, to shareholders of record as of April 29, 2024.

In October 2023, the Board of Directors approved a new share repurchase plan (the “2023 Repurchase Plan”). Under the 2023 Repurchase Plan, the Company may purchase up to 405,000 shares, or approximately 5% of the Company’s outstanding common stock. Share repurchases under the 2023 Repurchase Plan may commence upon the completion of the Company’s 2021 Repurchase Plan. As of March 31, 2024, there were 415,143 shares remaining that may be repurchased under the 2021 and 2023 Repurchase Plans. The repurchase plans do not include specific price targets and may be executed through the open market or privately-negotiated transactions depending upon market conditions and other factors. The repurchase plans have no time limit and may be suspended or discontinued at any time.

The Company repurchased 21,303 shares of its common stock during the first quarter of 2024 at an average price per share of $38.78. The book value per share and tangible book value per share of the Company’s common stock was $45.73 and $35.17, respectively, at March 31, 2024.

Conference Call

Executive management will host a conference call to discuss first quarter 2024 results on Thursday, April 18, 2024 at 10:30 a.m. CDT. Analysts, investors and interested parties may attend the conference call by dialing toll free 1.646.357.8785 (US Local/International) or 1.800.836.8184 (US Toll Free). The investor presentation can be accessed the day of the presentation on Home Bancorp, Inc. website at https://home24bank.investorroom.com.

A replay of the conference call and a transcript of the call will be posted to the Investor Relations page of the Company's website, https://home24bank.investorroom.com.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	Quarter Ended
(dollars in thousands, except per share data)	3/31/2024	12/31/2023	3/31/2023
Reported net income	$9,199	$9,385	$11,320
Add: Core deposit intangible amortization, net tax	279	298	352
Non-GAAP tangible income	$9,478	$9,683	$11,672

Total assets	$3,357,604	$3,320,122	$3,266,970
Less: Intangible assets	86,019	86,372	87,527
Non-GAAP tangible assets	$3,271,585	$3,233,750	$3,179,443

Total shareholders’ equity	$372,285	$367,444	$345,100
Less: Intangible assets	86,019	86,372	87,527
Non-GAAP tangible shareholders’ equity	$286,266	$281,072	$257,573

Return on average equity	9.98%	10.61%	13.53%
Add: Average intangible assets	3.42	3.92	5.29
Non-GAAP return on average tangible common equity	13.40%	14.53%	18.82%

Common equity ratio	11.09%	11.07%	10.56%
Less: Intangible assets	2.34	2.38	2.46
Non-GAAP tangible common equity ratio	8.75%	8.69%	8.10%

Book value per share	$45.73	$45.04	$41.66
Less: Intangible assets	10.56	10.59	10.57
Non-GAAP tangible book value per share	$35.17	$34.45	$31.09

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2023 describes some of these factors, including risk elements in the loan portfolio, risks related to our deposit activities, the level of the allowance for credit losses, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands)	3/31/2024	12/31/2023	% Change	3/31/2023
Assets
Cash and cash equivalents	$90,475	$75,831	19%	$107,171
Interest-bearing deposits in banks	—	99	(100)	349
Investment securities available for sale, at fair value	421,813	433,926	(3)	466,506
Investment securities held to maturity	1,065	1,065	—	1,070
Mortgage loans held for sale	646	361	79	473
Loans, net of unearned income	2,621,690	2,581,638	2	2,466,392
Allowance for loan losses	(31,461)	(31,537)	—	(30,118)
Total loans, net of allowance for loan losses	2,590,229	2,550,101	2	2,436,274
Office properties and equipment, net	42,341	41,980	1	42,844
Cash surrender value of bank-owned life insurance	47,587	47,321	1	46,528
Goodwill and core deposit intangibles	86,019	86,372	—	87,527
Accrued interest receivable and other assets	77,429	83,066	(7)	78,228
Total Assets	$3,357,604	$3,320,122	1	$3,266,970

Liabilities
Deposits	$2,722,578	$2,670,624	2%	$2,557,744
Other Borrowings	140,539	5,539	2437	5,539
Subordinated debt, net of issuance cost	54,294	54,241	—	54,073
Federal Home Loan Bank advances	38,607	192,713	(80)	276,727
Accrued interest payable and other liabilities	29,301	29,561	(1)	27,787
Total Liabilities	2,985,319	2,952,678	1	2,921,870

Shareholders' Equity
Common stock	81	81	—	83
Additional paid-in capital	166,160	165,823	—	165,470
Common stock acquired by benefit plans	(1,607)	(1,697)	5	(1,969)
Retained earnings	241,152	234,619	3	215,290
Accumulated other comprehensive loss	(33,501)	(31,382)	(7)	(33,774)
Total Shareholders' Equity	372,285	367,444	1	345,100
Total Liabilities and Shareholders' Equity	$3,357,604	$3,320,122	1	$3,266,970

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	3/31/2024	12/31/2023	% Change	3/31/2023	% Change
Interest Income
Loans, including fees	$40,567	$39,820	2%	$34,498	18%
Investment securities	2,788	2,837	(2)	3,142	(11)
Other investments and deposits	771	742	4	475	62
Total interest income	44,126	43,399	2	38,115	16
Interest Expense
Deposits	12,132	10,536	15%	3,240	274%
Other borrowings	1,486	53	2704	53	2704
Subordinated debt expense	845	844	—	851	(1)
Federal Home Loan Bank advances	762	2,684	(72)	2,376	(68)
Total interest expense	15,225	14,117	8	6,520	134
Net interest income	28,901	29,282	(1)	31,595	(9)
Provision for loan losses	141	665	(79)	814	(83)
Net interest income after provision for loan losses	28,760	28,617	—	30,781	(7)
Noninterest Income
Service fees and charges	1,254	1,235	2%	1,250	—%
Bank card fees	1,575	1,646	(4)	1,787	(12)
Gain on sale of loans, net	87	46	89	57	53
Income from bank-owned life insurance	266	267	—	253	5
Loss on sale of securities, net	—	—	—	(249)	100
Gain (loss) on sale of assets, net	6	(7)	186	(17)	135
Other income	361	291	24	230	57
Total noninterest income	3,549	3,478	2	3,311	7
Noninterest Expense
Compensation and benefits	12,170	11,401	7%	12,439	(2)%
Occupancy	2,454	2,467	(1)	2,350	4
Marketing and advertising	466	759	(39)	307	52
Data processing and communication	2,514	2,423	4	2,321	8
Professional fees	475	465	2	364	30
Forms, printing and supplies	205	195	5	187	10
Franchise and shares tax	488	131	273	541	(10)
Regulatory fees	469	589	(20)	539	(13)
Foreclosed assets, net	65	43	51	(739)	109
Amortization of acquisition intangible	353	377	(6)	446	(21)
Provision for credit losses on unfunded commitments	—	140	(100)	210	(100)
Other expenses	1,209	1,614	(25)	975	24
Total noninterest expense	20,868	20,604	1	19,940	5
Income before income tax expense	11,441	11,491	—	14,152	(19)
Income tax expense	2,242	2,106	6	2,832	(21)
Net income	$9,199	$9,385	(2)	$11,320	(19)

Earnings per share - basic	$1.15	$1.18	(3)%	$1.40	(18)%
Earnings per share - diluted	$1.14	$1.17	(3)%	$1.39	(18)%

Cash dividends declared per common share	$0.25	$0.25	—%	$0.25	—%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	3/31/2024	12/31/2023	% Change	3/31/2023	% Change
EARNINGS DATA
Total interest income	$44,126	$43,399	2%	$38,115	16%
Total interest expense	15,225	14,117	8	6,520	134
Net interest income	28,901	29,282	(1)	31,595	(9)
Provision for loan losses	141	665	(79)	814	(83)
Total noninterest income	3,549	3,478	2	3,311	7
Total noninterest expense	20,868	20,604	1	19,940	5
Income tax expense	2,242	2,106	6	2,832	(21)
Net income	$9,199	$9,385	(2)	$11,320	(19)

AVERAGE BALANCE SHEET DATA
Total assets	$3,333,883	$3,299,069	1%	$3,219,856	4%
Total interest-earning assets	3,132,622	3,111,245	1	3,026,421	4
Total loans	2,602,941	2,572,400	1	2,437,770	7
PPP loans	5,393	5,643	(4)	6,386	(16)
Total interest-bearing deposits	1,937,646	1,864,755	4	1,698,868	14
Total interest-bearing liabilities	2,189,597	2,136,920	2	1,973,926	11
Total deposits	2,680,909	2,641,939	1	2,578,369	4
Total shareholders' equity	370,761	350,898	6	339,311	9

PER SHARE DATA
Earnings per share - basic	$1.15	$1.18	(3)%	$1.40	(18)%
Earnings per share - diluted	1.14	1.17	(3)	1.39	(18)
Book value at period end	45.73	45.04	2	41.66	10
Tangible book value at period end	35.17	34.45	2	31.09	13
Shares outstanding at period end	8,140,380	8,158,281	—	8,284,130	(2)
Weighted average shares outstanding
Basic	7,984,317	7,978,160	—%	8,087,524	(1)%
Diluted	8,039,505	8,008,362	—	8,136,583	(1)

SELECTED RATIOS (1)
Return on average assets	1.11%	1.13%	(2)%	1.43%	(22)%
Return on average equity	9.98	10.61	(6)	13.53	(26)
Common equity ratio	11.09	11.07	—	10.56	5
Efficiency ratio (2)	64.31	62.89	2	57.12	13
Average equity to average assets	11.12	10.64	5	10.54	6
Tier 1 leverage capital ratio (3)	11.19	10.98	2	10.69	5
Total risk-based capital ratio (3)	14.39	14.23	1	14.00	3
Net interest margin (4)	3.64	3.69	(1)	4.18	(13)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	8.75%	8.69%	1%	8.10%	8%
Return on average tangible common equity (6)	13.40	14.53	(8)	18.82	(29)

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	3/31/2024			12/31/2023			3/31/2023
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1)
Nonaccrual loans	$11,232	$4,139	$15,371	$5,023	$3,791	$8,814	$5,546	$5,686	$11,232
Accruing loans 90 days or more past due	4,978	—	4,978	—	—	—	—	—	—
Total nonperforming loans	16,210	4,139	20,349	5,023	3,791	8,814	5,546	5,686	11,232
Foreclosed assets and ORE	1,539	62	1,601	1,495	80	1,575	—	80	80
Total nonperforming assets	17,749	4,201	21,950	6,518	3,871	10,389	5,546	5,766	11,312

Nonperforming assets to total assets			0.65%			0.31%			0.35%
Nonperforming loans to total assets			0.61			0.27			0.34
Nonperforming loans to total loans			0.78			0.34			0.46

(1)It is our policy to cease accruing interest on loans 90 days or more past due, with certain limited exceptions. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION - CONTINUED
(Unaudited)
	3/31/2024			12/31/2023			3/31/2023
	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
ALLOWANCE FOR CREDIT LOSSES
One- to four-family first mortgage	$3,275	$—	$3,275	$3,255	$—	$3,255	$3,356	$—	$3,356
Home equity loans and lines	701	—	701	688	—	688	753	—	753
Commercial real estate	14,863	200	15,063	14,604	201	14,805	13,344	450	13,794
Construction and land	5,287	—	5,287	5,292	123	5,415	4,921	—	4,921
Multi-family residential	584	—	584	474	—	474	608	—	608
Commercial and industrial	5,733	73	5,806	6,071	95	6,166	5,831	143	5,974
Consumer	745	—	745	734	—	734	712	—	712
Total allowance for loan losses	$31,188	$273	$31,461	$31,118	$419	$31,537	$29,525	$593	$30,118

Unfunded lending commitments(2)	2,594	—	2,594	2,594	—	2,594	2,303	—	2,303
Total allowance for credit losses	$33,782	$273	$34,055	$33,712	$419	$34,131	$31,828	$593	$32,421

Allowance for loan losses to nonperforming assets			143.33%			303.56%			266.25%
Allowance for loan losses to nonperforming loans			154.61%			357.81%			268.14%
Allowance for loan losses to total loans			1.20%			1.22%			1.22%
Allowance for credit losses to total loans			1.30%			1.32%			1.31%

Year-to-date loan charge-offs			$241			$471			$93
Year-to-date loan recoveries			24			368			98
Year-to-date net loan (charge-offs) recoveries			$(217)			$(103)			$5
Annualized YTD net loan (charge-offs) recoveries to average loans			(0.03)%			—%			—%
(2)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.